Exhibit 10.33

OMNIVISION TECHNOLOGIES, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of September 30, 2008 (the “Effective Date”) by and between OmniVision Technologies, Inc. and its affiliates (together, the “Company”) and Peter V. Leigh, (“Consultant”).

RECITALS

WHEREAS, the Consultant has tendered his resignation as the Company’s Chief Financial Officer effective as of September 30, 2008 (the ‘Resignation Date”);

WHEREAS, the Company and the Consultant have agreed to enter into a consulting arrangement whereby the Consultant will be available to assist in the new Chief Financial Officer’s transition into such position; and

WHEREAS, immediately following the Resignation Date until April 30, 2009, the Consultant will serve as a consultant to the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                                      SERVICES.

1.1                                 The Company hereby retains Consultant and Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”).  The Company may amend Exhibit A at any time to reflect the development and/or production needs of the Company.  Consultant will keep the Company advised as to Consultant’s progress in performing the Services and will, as requested by the Company from time to time, promptly prepare written notes and/or reports regarding such progress.

1.2                                 The Company and Consultant agree that the compensation for the Services shall be set forth in Exhibit B.

2.                                      CONFIDENTIALITY.

2.1                                 “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including research, product ideas, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, hardware configuration information, marketing, finances or other business information disclosed by the Company, either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act or non-act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

2.2                                 Consultant recognizes and acknowledges that in the course of performing the Services, Consultant will have access to Confidential Information.  Consultant will not use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. The Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

2.3                                 Consultant will not, during the term of this Agreement, (i) improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity which Consultant is obligated to keep confidential; or (ii) improperly use work time or facilities of the current employer to do any work related to the performance of the Services. Consultant will indemnify the Company and hold it free and harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

2.4                                 Consultant recognizes that the Company may from time to time receive confidential or proprietary information from third parties.  Consultant is obligated to the Company and such third parties, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

2.5                                 Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will promptly deliver to the Company all of the Company’s property and Confidential Information in tangible form in Consultant’s possession or control.

3.                                      INVENTION ASSIGNMENT AND OWNERSHIP.

3.1                                 Consultant agrees that all copyrightable works, notes, records, drawings, designs, compositions, inventions (whether patentable or not), improvements, developments, discoveries and trade secrets (collectively, “Works”) conceived, made or discovered by Consultant, either solely or in collaboration with others and either on or off the Company’s premises, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may become associated with in performing the Services hereunder, are the sole property of the Company. Any Works which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.  Consultant further hereby assigns fully to the Company all right, title and interest in such Works and any copyrights, patents, mask work rights or other intellectual property rights relating to such Works.

3.2                                 Consultant agrees to assist Company, or its designee, at the Company’s expense, to secure the Company’s rights in the Works and any copyrights, patents, mask work rights or other intellectual property rights relating such Works, in any and all countries.  Consultant’s obligations under this Section may include disclosing to the Company all pertinent information and data with respect the Works, executing all applications, specifications, oaths, assignments and all other instruments which the Company deems necessary in order to obtain such rights and to assign to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating to such Works.  In the event that Consultant fails to execute any such instruments within a reasonable time, Consultant hereby irrevocably appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact to execute any such instruments and take all other action necessary to effectuate the intent of this Section.

3.3                                 Consultant hereby attaches, as Exhibit C hereto, a list describing all inventions, original works of authorship, developments, improvements, trademarks, discoveries, formulae, trade secret

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and proprietary information which were made by Consultant prior to his or her retention by the Company. Except as set forth on Exhibit C, if in the course of performing the Services, Consultant incorporates into any Work developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, worldwide, perpetual license to make, have made, modify, use and sell such items as part of or in connection with such Work.

3.4                                 Even though Consultant is not an employee, Consultant understands that the provisions hereof requiring invention assignment to the Company may not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2870, attached hereto as Exhibit D. However, Consultant shall promptly advise the Company in writing of any inventions that Consultant reasonably believes meet the criteria in the aforesaid Labor Code Section.

4.                                      CONFLICTING OBLIGATIONS.

Consultant represents and certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement and Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant agrees to diligently adhere to the Conflict of Interest Guidelines, attached hereto as Exhibit E. Consultant further agrees not to engage in any other consulting or business activity directly related to the business in which the Company is now involved or becomes involved during the term of this Agreement, if such engagement would in any manner damage the Company.

5.                                      TERM AND TERMINATION.

5.1                                 This Agreement will commence on the Effective Date and remain in effect until the earlier of:

(a)                                  April 30, 2009;

(b)                                 the date that Consultant terminates this Agreement upon thirty (30) days prior written notice to the Company; or

(c)                                  the date that Consultant is terminated for Cause (as such term is defined below).

For purposes of this Agreement, “Cause” shall mean (i) the Consultant’s failure to perform his assigned duties or responsibilities under this Agreement (other than a failure resulting from the Consultant’s disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)) after notice thereof from the Company describing the Consultant’s failure to perform such duties or responsibilities; (ii) the Consultant engaging in any act of dishonesty, fraud or misrepresentation; (iii) the Consultant’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Consultant’s breach of any confidentiality agreement or invention assignment agreement between the Consultant and the Company (or any affiliate of the Company); (v) the Consultant being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude; (vi) the Consultant providing services to a third party in any capacity on a full-time basis (40 or more hours per week); or (vii) the Consultant providing services to a competitor of the Company in any capacity on a full-time, part-time or any other basis.

5.2                                 Upon such termination all rights and duties of the parties toward each other shall cease to exist.

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(a)                                  the Company shall be obligated to pay, within thirty (30) days after termination, all amounts owing to Consultant for Services performed and related expenses, if any, up to the date of termination; and

(b)                                 Sections 2 (Confidentiality), 3 (Ownership), and 6-12 (General Provisions) shall survive termination of this Agreement.

6.                                      NOTICES.

Any notices given under this Agreement shall be in writing, addressed as shown below or at such other address specified by written notice.  Notices shall be deemed given upon delivery if personally delivered, three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or within forty-eight (48) hours after delivery to an overnight courier service.

7.                                      ASSIGNMENT; SUCCESSORS AND ASSIGNS.

Neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by Consultant without the express written consent of the Company.  This Agreement shall inure to the benefit of successors and assigns of the Company, and shall be binding upon the heirs, legal representatives, successors and assigns of Consultant.

8.                                      INDEPENDENT CONTRACTOR.

Nothing in this Agreement shall be construed to constitute Consultant as an agent, employee or representative of the Company.  Consultant is an independent contractor.  Consultant shall not be entitled to any Company employment rights or benefits.  Consultant shall bear all expenses associated with performing the Services except as expressly provided on Exhibit B of this Agreement.  Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and to pay all self-employment and other taxes.  The Company and Consultant acknowledge and agree that this Agreement is intended to create a bona fide consulting arrangement between the Company and Consultant.  The Company has no reason to believe that the consulting arrangement created hereby is not a bona fide consulting arrangement.

9.                                      ARBITRATION AND EQUITABLE RELIEF.

9.1                                 Except as provided in Section 9.2 below, the Company and Consultant agree that any dispute or controversy arising out of or relating to this Agreement shall be settled by binding arbitration to be held in , California, in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.

9.2                                 Consultant acknowledges that any breach of Sections 2, 3 and 4 will give rise to irreparable harm to the Company, and that it would be impossible or inadequate to measure the Company’s damages from any such breach. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3 or 4 the Company will have the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief.

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10.                               GOVERNING LAW; JURISDICTION AND VENUE.

This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.  Consultant submits to the jurisdiction and venue of the state and federal courts in the Northern District of California.

11.                               SEVERABILITY.

If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties.  If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

12.                               ENTIRE AGREEMENT.

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be signed and delivered, all as of the date first above written.

CONSULTANT		OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Peter V. Leigh	By:	/s/ Shaw Hong

Name:	Peter V. Leigh	Name:	Shaw Hong

		Title:	President & CFO

Address:

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EXHIBIT A

SERVICES

1.                                       Contact.  Consultant’s principal Company contacts:

Shaw Hong, the Company’s President and Chief Executive Officer and Vicky Chou, the Company’s Vice President of Legal and General Counsel

2.                                       Services.  Consultant will render the following Services to the Company:

All services, if any, that may be reasonably requested by Mr. Hong or Ms. Chou from time to time, including, without limitation, assisting with the Company’s finance and investor relation duties and responsibilities and services related to the transition of the new Chief Financial Officer.  Such services shall be reasonable in scope and duration and shall be performed by Consultant at reasonable times and under reasonable circumstances.

EXHIBIT B

COMPENSATION

1.                                       Services.  Consultant shall perform the Services described in Exhibit A and as shall further be described to Consultant by the Contacts named on Exhibit A and such Contacts shall serve as Consultant’s supervisors with regard to the services and work.

2.                                       Compensation. As consideration for all services to be rendered and performed under the Agreement and for assigning the rights to the Company set forth in Section 3 of the Agreement, if any, the Company shall pay Consultant the fees as set forth below:

                                                                                                (A) To the extent that the Consultant is requested to perform Services by Mr. Hong or Ms. Chou on behalf of the Company, Consultant will be paid on an hourly basis at the rate of $250.00 per hour for such Services, subject to a daily maximum amount of $3,000.

                                                                                                (B)                                All stock options granted to Consultant under the Company’s equity plans prior to the date of this Agreement shall continue to vest pursuant to the terms of such stock options and such equity plans.

(C)                                The Company shall reimburse Consultant for all reasonable travel and living expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided Consultant receives prior written consent from Company Contact prior to incurring such expenses.

                                                                                                (D) Consultant shall submit all statements for services and expenses in a form prescribed by the Company and such statement shall be approved by the Company Contact listed above.  Invoices shall payable in full within 15 days after receipt by Company of an invoice from Consultant to be rendered monthly after the end of each calendar month in which Consultant has rendered services.

EXHIBIT C

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒          No inventions or improvements

☐            Additional sheets attached

Signature of Consultant:	/s/ Peter V. Leigh

Printed Name of Consultant:

Date:

EXHIBIT D

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a)                            Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)                                  Result from any work performed by the employee for the employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT E

CONFLICT OF INTEREST GUIDELINES

It is the policy of OmniVision Technologies, Inc. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company.  The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President of the Company and written approval for continuation must be obtained from the President.

1.                                       Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

2.                                       Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.                                       Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.                                       Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.                                       Initiating or approving any form of personal or social harassment of employees.

6.                                       Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.                                       Borrowing from or lending to employees, customers or suppliers.

8.                                       Acquiring real estate of interest to the Company.

9.                                       Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.                                 Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.                                 Making any unlawful agreements with distributors with respect to prices.

12.                                 Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.                                 Engaging in any conduct which is not in the best interest of the Company.

14.                                 Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in immediate discharge.

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